Exhibit 23.4

September 23, 2021

Consent of Independent Industry Consultant

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited) of our industry report dated 17th of August, 2021 relating to the Pan-Asia life insurance industry under the heading “Industry”. We also consent to the references to us under the headings “Prospectus Summary”, “Market and Industry Data”, “Business”, and “Our Operations in Our Geographic Markets”, in such Registration Statement.

/s/ N.M.G. Financial Consulting Limited
London, United Kingdom

T: +44 (0) 20 7631 3087 E: contact@NMG-Group.com
www.NMG-Group.com 18th Floor, 100 Bishopsgate, London, EC2N 4AG

Registered Company: N.M.G. Financial Services Consulting Limited
Registered Office: 18th Floor, 100 Bishopsgate, London, EC2N 4AG Registered number 3787947